                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       DAISYTEK INTERNATIONAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                       DAISYTEK INTERNATIONAL CORPORATION
                          500 NORTH CENTRAL EXPRESSWAY
                               PLANO, TEXAS 75074









Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of Daisytek International Corporation (the "Company"), which will be held at the Stonebridge Country Club in McKinney, Texas, on Friday, August 20, 1999, at 10:00 a.m. (local time).

         At the Annual Meeting, stockholders will be asked to elect directors and ratify the appointment of Arthur Andersen LLP as the Company's independent auditors. Information about these matters is contained in the attached Proxy Statement.

         The Company's management would greatly appreciate your attendance at the Annual Meeting. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS MOST IMPORTANT THAT YOUR SHARES BE REPRESENTED. Accordingly, please sign, date and return the enclosed proxy card which will indicate your vote upon the matters to be considered. If you do attend the meeting and desire to vote in person, you may do so by withdrawing your proxy at that time.

         I sincerely hope you will be able to attend the Annual Meeting, and I look forward to seeing you on August 20, 1999.

                                             Sincerely,

                                             /s/ MARK C. LAYTON

                                             Mark C. Layton
                                             President, Chief Executive Officer
                                             and Chief Operating Officer


July 14, 1999

                       DAISYTEK INTERNATIONAL CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 AUGUST 20, 1999

         The Annual Meeting of Stockholders of Daisytek International Corporation (the "Company") will be held on Friday, August 20, 1999, at 10:00 a.m. at the Stonebridge Country Club, McKinney, Texas, for the following purposes:

         1. To elect two Class II directors;

         2. To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending March 31, 2000; and

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on July 6, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Each stockholder, even though he or she may presently intend to attend the Annual Meeting, is requested to execute and date the enclosed proxy card and return it without delay in the enclosed postage-paid envelope. Any stockholder present at the Annual Meeting may withdraw his or her proxy card and vote in person on each matter properly brought before the Annual Meeting.

         Please sign, date and mail the enclosed proxy in the enclosed envelope promptly, so that your shares of stock may be represented at the meeting.

                                        By Order of the Board of Directors

                                        /s/ HARVEY H. ACHATZ

                                        Harvey H. Achatz
                                        Secretary


Plano, Texas
July 14, 1999

                       DAISYTEK INTERNATIONAL CORPORATION
                          500 NORTH CENTRAL EXPRESSWAY
                               PLANO, TEXAS 75074
                                 (972) 881-4700

                                 PROXY STATEMENT

         This Proxy Statement is furnished to the stockholders of Daisytek International Corporation, a Delaware corporation ("Daisytek" or the "Company"), in connection with the solicitation of proxies for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting"), to be held at the Stonebridge Country Club, McKinney, Texas, on Friday, August 20, 1999, at 10:00 a.m., and at any and all adjournments thereof.

         This solicitation is being made on behalf of the Board of Directors of the Company. This Proxy Statement, Notice of Annual Meeting of Stockholders, the enclosed proxy card and the Company's 1999 Annual Report on Form 10-K were first mailed to stockholders on or about July 15, 1999.

         The shares represented by a proxy in the enclosed form, if such proxy is properly executed and is received by the Company prior to or at the Annual Meeting, will be voted in accordance with the specifications made thereon. Proxies on which no specification has been made by the stockholder will be voted:

         (i) in favor of the election of the two nominees to the Board of Directors listed in this Proxy Statement;

         (ii) to ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending March 31, 2000.

         Any proxy given by a stockholder may be revoked at any time before its exercise by sending a subsequently dated proxy or by giving written notice of revocation, in each case, to the Company's Secretary, at the Company's principal executive offices at the address set forth above. Stockholders who attend the Annual Meeting in person may withdraw their proxies at any time before their shares are voted by voting their shares in person.

         Stockholders of record at the close of business on July 6, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the issued and outstanding voting securities of the Company consisted of 17,170,114 shares of common stock, par value $.01 per share (the "Common Stock"), each of which is entitled to one vote on all matters which may properly come before the Annual Meeting or any adjournment thereof.

         The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Each item presented herein to be voted on at the Annual Meeting must be approved by the affirmative vote of a majority of the holders of the number of shares present either in person or represented by proxy. The inspector of elections appointed by the Company will count all votes cast, in person or by submission of a properly executed proxy, before the closing of the polls at the meeting. Abstentions and "broker non-votes" (nominees holding shares for beneficial owners who have not voted on a specific matter) will be treated as present for purposes of determining whether a quorum is present at the Annual Meeting. However, abstentions and broker non-votes will have no effect on the vote, because the vote required is a majority of the votes actually cast (assuming the presence of a quorum).

         All references in this Proxy Statement to the Company's fiscal year mean the 12 month period ending on March 31 of such year.

                                     ITEM I

                              ELECTION OF DIRECTORS

         The Board of Directors consists of seven members which are divided into three classes. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of Class II directors expires at the Annual Meeting. Each director elected as a Class II director at the Annual Meeting will have a term of three years. The nominees for the Class II directors are Mark C. Layton and Timothy M. Murray who have been nominated and recommended by the Board of Directors. If elected, Messrs. Layton and Murray are expected to serve until the Company's 2002 annual meeting of stockholders and until their successors are elected and qualified. The shares represented by proxies in the accompanying form will be voted for the election of these nominees unless authority to so vote is withheld. The Board of Directors has no reason to believe that such nominees will not serve if elected, but if they should become unavailable to serve as directors, and if the Board designates substitute nominees, the persons named as proxies will vote for the substitute nominees designated by the Board. Directors will be elected by a majority of the votes cast at the Annual Meeting.

         The following information, which has been provided by the individuals named, sets forth the nominees for election to the Board of Directors and the continuing Class I and III directors, such person's name, age, principal occupation or employment during at least the past five years, the name of the corporation or other organization, if any, in which such occupation or employment is carried on and the period during which such person has served as a director of the Company.

                         DIRECTORS STANDING FOR ELECTION
                                    CLASS II

                     TERM EXPIRES AT THE 2002 ANNUAL MEETING

         MARK C. LAYTON, age 39, has served as President, Chief Executive Officer and Chief Operating Officer since April 1997 and as a Director since 1988. Mr. Layton served as President, Chief Operating Officer and Chief Financial Officer from 1993 to April 1997, as Executive Vice President from 1990 to 1993 and as Vice President - Operations from 1988 to 1990. Prior to joining the Company, Mr. Layton served as a management consultant with Arthur Andersen & Co., S.C. for six years through 1988 specializing in wholesale and retail distribution and technology. Mr. Layton also serves as a Director of ISA International plc ("ISA"), a distributor of computer supplies in Western Europe, and uBid, Inc., an Internet auction company.

         TIMOTHY M. MURRAY, age 47, has served as a Director of the Company since 1991. Mr. Murray is a Principal of William Blair & Company, L.L.C., an investment banking firm he joined in 1979. Mr. Murray is a director of MedE America Corporation and several privately held corporations. Mr. Murray is a non-employee Director.

                         DIRECTORS CONTINUING IN OFFICE
                                     CLASS I

                     TERM EXPIRES AT THE 2001 ANNUAL MEETING

         CHRISTOPHER YATES, age 44, was appointed Senior Vice President - Business Development in February 1996 with primary responsibility for the PFS segment and has served as Vice President - Business Development from November 1995 to February 1996, and as a Director of the Company since February 1995. He has also served as Vice President-Marketing from January 1994 to November 1995, as Vice President-Sales from 1988 to 1994 and in various other sales capacities for the Company since 1982. Prior to joining the Company, Mr. Yates served in various sales capacities for ISA and its predecessors.

         JAMES R. POWELL, age 38, has served as a Director and Senior Vice President - Sales and Marketing since 1996 with primary responsibility for the U.S. Computer Supplies segment. Mr. Powell has served as Vice President - Sales from 1992 to 1996 and in various other sales capacities from 1988 to 1992. Prior to joining the Company, Mr. Powell was engaged in various sales and marketing activities.

                         DIRECTORS CONTINUING IN OFFICE
                                    CLASS III

                     TERM EXPIRES AT THE 2000 ANNUAL MEETING

         DAVID A. HEAP, age 55, has served as Chairman of the Board since 1982, as Chief Executive Officer from 1982 until his retirement in April 1997 and as President from 1982 to 1990. From 1970 to 1985, Mr. Heap served as Chairman of ISA and its predecessors which he founded in England in 1970. Mr. Heap presently serves as Chairman and Chief Executive Officer of ISA.

         PETER P. J. VIKANIS, age 48, has served as a Director of the Company since 1996. Mr. Vikanis served as Chief Operating Officer of ISA from 1991 to 1995, as a director of ISA from 1979 to 1995, and also served in various management capacities at ISA from 1971 to 1991. Mr. Vikanis presently serves as a Non-Executive Director of ISA. Mr. Vikanis is a non-employee Director.

         JAMES F. REILLY, age 40, has served as a Director of the Company since October 1998. Mr. Reilly is a Managing Director of the Technology Group of Warburg Dillon Read LLC, a subsidiary of UBS AG, a global investment banking firm. Mr. Reilly has been with Warburg Dillon

Read or one of its predecessor companies since 1983 and specializes in corporate finance advisory work for a broad range of technology companies, including distribution companies. Mr. Reilly is a non-employee Director.

EXECUTIVE OFFICERS

         In addition to the individuals named above, the following are the names, ages and positions of the other executive officers of the Company:

         STEVE GRAHAM, age 46, has served as Senior Vice President of Information Technologies and Chief Information Officer since 1996. Prior to joining the Company, Mr. Graham was employed by Ingram Micro, a major microcomputer distributor. Mr. Graham has over 24 years of experience in the information-technology field.

         PETER D. WHARF, age 40, serves as Vice President - International Operations with primary responsibility for the International Computer Supplies segment, a position he has held since February 1996. Mr. Wharf joined the Company in 1992 and has served in various export and international sales capacities since such time. Prior to joining the Company, Mr. Wharf served in various sales capacities for ISA.

         SUZANNE GARRETT, age 34, serves as Vice President with primary responsibility for the Professional Tape Products segment and has served as Vice President of Product Management and Marketing, Director of Product Management and Marketing, Marketing Manager, and New-Products Manager. Prior to joining the Company in 1991, Ms. Garrett served as an account executive for United Media.

         THOMAS J. MADDEN, age 37, was appointed as Chief Financial Officer in July 1997 and serves as Vice President - Finance, Treasurer and as Chief Accounting Officer, positions he has held since November 1994, March 1994 and 1992, respectively. From 1992 to 1994 he also served as Controller. From 1983 to 1992, Mr. Madden served in various capacities with Arthur Andersen & Co., S.C., including financial consulting and audit manager.

         JOHN D. (JACK) KEARNEY, age 45, joined the Company in March 1999 as Vice President of Corporate Development. Prior to joining the Company, Mr. Kearney served as Vice President of Corporate Development for F.Y.I., Incorporated. Mr. Kearney has significant experience in investment banking, having served as Managing Director of Corporate Finance at Rauscher Pierce Refsnes, Inc., Senior Vice President of Corporate Finance at Raymond James & Associates.

         HARVEY H. ACHATZ, age 58, serves as Vice President - Administration and Secretary, positions he has held since 1993 and 1984, respectively. Mr. Achatz has served as Vice President - Finance from 1985 to 1993, as Controller from 1981 to 1985 and as a Director from 1984 to 1990.

MEETINGS OF THE BOARD

         The Board of Directors met four times during the Company's 1999 fiscal year. No Director attended fewer than 75% of the aggregate number of meetings of the Board and Committees on which such director served.

COMMITTEES OF THE BOARD

         The Board of Directors currently has standing Audit, Compensation and Stock Option Committees.

         The Audit Committee makes recommendations to the Board of Directors as to the engagement or discharge of the independent auditors, reviews the plan and results of the auditing engagement with the independent auditors, reviews the adequacy of the Company's system of internal accounting controls, monitors compliance with the Company's business conduct policy and directs and supervises investigations into matters within the scope of its duties. The Audit Committee met twice during fiscal year 1999. During fiscal year 1999, the members of the Audit Committee were Messrs. Vikanis and Murray who are non-employee directors.

         The Compensation Committee approves, or in some cases recommends, to the Board, remuneration and compensation arrangements involving the Company's executive officers and other key employees. During fiscal year 1999, the members of the Compensation Committee were Messrs. Murray and Reilly, who are non-employee directors. Prior to Mr. Reilly joining the Board in October 1998, the other member of the Compensation Committee was Mr. Edgar Jannotta, Jr., a non-employee director, who no longer serves on the Board of Directors. The Compensation Committee also serves as the Stock Option Committee to administer the Company's employee stock option and purchase plans. The Compensation Committee and Stock Option Committee met twice in fiscal year 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal year 1999, the members of the Compensation Committee of the Company's Board of Directors were Timothy M. Murray and James F. Reilly who are non-employee directors. Prior to Mr. Reilly joining the Board in October 1998, the other member of the Compensation Committee was Mr. Edgar Jannotta, Jr., a non-employee director, who no longer serves on the Board of Directors.

COMPENSATION OF DIRECTORS

         Each non-employee Director receives an annual director's fee of $20,000 for each year in which he or she serves as a director. Non-employee directors do not receive additional Board or Committee meeting fees. The Company has also adopted a Non-Employee Director Stock Option and Retainer Plan (the "Non-Employee Director Plan") pursuant to which each non-employee director (i) may elect to receive payment of the director's fees in shares of Common Stock in lieu of cash, and (ii) is entitled to receive certain grants of options in accordance with a defined formula, and subject to the conditions precedent, set forth therein.

         The Non-Employee Director Plan is a formula grant plan pursuant to which each non-employee director receives options to purchase shares of Common Stock as of the date of each annual meeting of stockholders. The number of options to be issued under the Non-Employee Director Plan will increase each year based on the percentage increase, if any, in the Company's earnings before taxes ("EBT") for such fiscal year over the Company's previously reported EBT for the immediately preceding fiscal year. No options will be issued, however, with respect to any fiscal year in which the Company's EBT does not equal or exceed the Company's projected EBT for such year, nor will any options be issued to any non-employee director who does not attend at least 75% of all Board (and committee) meetings held during such fiscal year. Under the terms of the Non-Employee Director Plan, during fiscal year 1999 and related to fiscal year 1998 performance, each of the Company's non-employee directors received options to purchase 2,998 shares of Common Stock, at an exercise price of $21.125 (the fair market value on the date of grant). For fiscal year 1999, there will be no options issued.

         All options issued under the Non-Employee Director Plan are non-qualified options for federal income tax purposes and have an exercise price equal to the fair market value of a share of common stock as of the date of the annual meeting upon which such option is granted. All options are subject to a three year cumulative vesting schedule.

         Directors who are employees of the Company or any of its subsidiaries do not receive additional compensation for service on the Board of Directors.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid or accrued by the Company to its Chief Executive Officer and to each of the four most highly compensated executive officers for services rendered during the fiscal years ended March 31, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                                                           ------------
                                                                             NUMBER OF
                                              ANNUAL COMPENSATION           SECURITIES
                                       ------------------------------       UNDERLYING       ALL OTHER
NAME AND PRINCIPLE POSITION            YEAR      SALARY       BONUS          OPTIONS      COMPENSATION(1)
---------------------------            ----     --------     --------      ------------   ---------------
David A. Heap ....................     1999     $200,000     $ 87,580         36,250         $  1,332
   Chairman                            1998      250,000      201,897        151,554            4,951
                                       1997      385,000      222,900         85,728            5,970

Mark C. Layton ...................     1999      337,819      175,160        412,080           18,063
   President, Chief Executive          1998      319,599      269,196        122,836            9,731
     and Operating Officer             1997      299,013      222,900         69,832            8,458

Christopher Yates ................     1999      263,361       57,803        222,026            9,534
   Senior Vice President -             1998      248,454       88,835         84,742            6,088
     Business Development              1997      232,200       73,557         41,120            5,004

Steven Graham ....................     1999      200,950       57,803        186,302            9,489
   Senior Vice President -             1998      189,491       88,835         60,000           37,829
     Information Technologies          1997       78,268       32,439         50,000            5,610
     and Chief Information
     Officer

James R. Powell ..................     1999      184,690       57,803        185,134            4,320
   Senior Vice President -             1998      175,037       88,835         76,116            3,015
     Sales and Marketing               1997      163,652       73,557         42,660            3,715

-------------

(1) Represents compensation in respect of one or more of the following: personal use of Company automobiles; life insurance premiums paid by the Company for the benefit of the name executive officer; tax return preparation services paid by the Company; personal travel expenses and relocation costs.

         The following table sets forth information with respect to grants of stock options during the year ended March 31, 1999 to the named executive officers reflected in the Summary Compensation Table:

                        OPTION GRANTS IN FISCAL YEAR 1999

                                             INDIVIDUAL GRANTS
                            ----------------------------------------------------
                                         % OF TOTAL                               POTENTIAL REALIZABLE VALUE
                             NUMBER OF     OPTIONS                                  AT ASSUMED ANNUAL RATES
                            SECURITIES   GRANTED TO                               OF STOCK PRICE APPRECIATION
                            UNDERLYING    EMPLOYEES      EXERCISE                    FOR OPTION TERMS (2)
                              OPTIONS     IN FISCAL      PRICE PER    EXPIRATION  ---------------------------
         NAME                 GRANTED        YEAR          SHARE       DATE (1)          5%           10%
-----------------------     ----------   ----------      ---------    ----------   -----------   -----------
David A. Heap..........        36,250         1.3%       $ 22.88        6-18-08      $ 521,491   $ 1,321,561

Mark C. Layton.........       360,000        13.0%         12.88       12-15-08      2,914,927     7,386,996
                               52,080         1.9%         22.88        6-18-08        749,221     1,898,673

Christopher Yates......       180,000         6.5%         12.88       12-15-08      1,457,463     3,693,498
                               42,026         1.5%         22.88        6-18-08        604,585     1,532,136

Steven Graham..........       150,000         5.4%         12.88       12-15-08      1,214,553     3,077,915
                               36,302         1.3%         22.88        6-18-08        522,239     1,323,457

James R. Powell........       150,000         5.4%         12.88       12-15-08      1,214,553     3,077,915
                               35,134         1.3%         22.88        6-18-08        505,436     1,280,875

---------------
(1) Options expiring in June 2008 are subject to a three year cumulative vesting and options expiring in December 2008 are subject to a four or five year cumulative vesting schedule.
(2) These are hypothetical values using assumed annual rates of stock price appreciation as prescribed by the rules of the Securities and Exchange Commission.

         The following table sets forth information concerning the aggregate stock option exercises during the fiscal year ended March 31, 1999 and stock option values as of the end of fiscal year 1999 for unexercised stock options held by each of the named executive officers:

                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999
                        AND FISCAL YEAR END OPTION VALUES

                                                                 NUMBER OF
                             NUMBER OF                     SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                              SHARES                        UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                             ACQUIRED                       AT FISCAL YEAR END            AT FISCAL YEAR END (1)
                                ON          VALUE       ---------------------------    -----------------------------
         NAME                EXERCISE    RECEIVED(2)    EXERCISABLE   UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
-----------------------      --------    -----------    -----------   -------------    -----------     -------------
David A. Heap..........            --     $     --         98,399         165,071        $ 613,977         $ 531,387
Mark C. Layton.........            --           --         66,060         516,490          403,491         1,780,691
Christopher Yates......            --           --         52,987         294,057          329,330           972,128
Steven Graham..........            --           --          9,000         237,302           37,125           772,875
James R. Powell .......        25,421       315,650           --          249,833              --            829,383

-------------
(1) Calculated by determining the difference between $16 5/8 (the last sale price of the Common Stock on March 31, 1999 as reported by the Nasdaq National Market) and the exercise price of the shares of Common Stock underlying the options.
(2) Calculated by determining the difference between the last sale price of the Common Stock on the date of exercise as reported by the Nasdaq National Market and the exercise price.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION FOR FISCAL YEAR 1999

         The Compensation Committee of the Board of Directors (the "Committee") is responsible for approval or recommendation to the Board of Directors of the compensation arrangements for the Company's senior executive officers. During fiscal year 1999, the members of the Committee were Timothy M. Murray and James
F. Reilly who are non-employee directors. Prior to Mr. Reilly joining the Board in October 1998, the other member of the Committee was Mr. Edgar Jannotta, Jr., a non-employee director, who no longer serves on the Board of Directors.

         The Committee believes that the total compensation of the Company's senior executive officers should be primarily based on the subjective determination of the Committee as to the Company's overall financial performance and the individual contribution to such performance. The Committee further believes that a portion of total compensation should consist of variable, performance-based components such as stock option awards and bonuses, which it can increase or decrease to reflect its assessment of changes in corporate and individual performance. These incentive compensation programs are intended to reinforce management's commitment to enhance profitability and stockholder value.

         In formulating compensation levels and policies for the 1999 fiscal year, the Committee did not retain an independent compensation consultant, nor did the Committee rely upon any formal study or review of comparable companies in the Company's industry. Nevertheless, the Committee believes that the Company's executive compensation salary levels may be less than industry norms in the Company's geographic regions.

         The Committee annually establishes the salaries to be paid to the Chief Executive Officer and other senior executive officers during each fiscal year. Base salaries for senior executive officers are set to reflect the duties and level of responsibility in each position. In setting salaries, the Committee takes into account several factors including individual job performance, the level of responsibility and, to the extent information is available, competitive pay practices in the Company's industry. The Committee does not assign specific relative weights to the various factors it considers, however, but rather exercises its discretion and makes a judgment after considering all factors it deems relevant.

         For fiscal year 1999 the base salary of Mr. Mark Layton, the Company's Chief Executive Officer, was $337,819, which was approximately a six percent increase from his base salary for the prior fiscal year. The Committee believes that this amount appropriately reflected Mr. Layton's services as President, Chief Executive Officer and Chief Operating Officer, although such determination was not based upon any specific qualitative or quantitative formula.

         In considering bonus compensation awards, and in order to more closely link executive compensation to the Company's performance, the Committee continued a bonus program pursuant to which bonus compensation is subject to the Company's EBT for each fiscal year (as set forth in the Company's audited Consolidated Financial Statements) being equal to or greater than the EBT projected in the Company's approved budget for such fiscal year. Under this program, selected officers are entitled to receive a cash bonus equal to (i) up to 1% of EBT, to the extent EBT is 100% to 105% of the projected EBT and (ii) up to 5% of that portion of

EBT which exceeds 105% of the projected EBT. Under this program, Mr. Layton received a bonus of $175,160 for the 1999 fiscal year.

         The Committee also administers the Company's stock option plans and recommends other option grants which are used to further link executive compensation to the Company's performance. All options are subject to a three to five year cumulative vesting schedule and have an exercise price not less than the fair market value on the date of grant. During fiscal year 1999, Mr. Layton received options to purchase 52,080 shares at an exercise price of $22.88 per share and 360,000 shares at an exercise price of $12.88 per share.

         As part of its overall consideration of executive compensation, the Committee considers the anticipated tax treatment of various payments and benefits, including the applicability of Section 162(m) of the Internal Revenue Code which provides a limit on the deductibility of compensation for certain executive officers in excess of $1,000,000 per year. The Committee believes that no named officer in the Summary Compensation Table had taxable compensation for fiscal year 1999 in excess of the deduction limit. The Committee intends to continue to evaluate the impact of this Code provision.

         The Committee believes that the policies and programs described above have supported the Company's business objectives and have contributed to the Company's performance.

                                             COMPENSATION COMMITTEE

                                             Timothy M. Murray
                                             James F. Reilly

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of June 11, 1999, certain information regarding the beneficial ownership of the Common Stock by (i) each person who is known to the Company to beneficially own more than 5% of the Common Stock, (ii) each of the Directors and executive officers of the Company individually and
(iii) the Directors and executive officers of the Company as a group. The information contained in this table reflects "beneficial ownership" as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Unless otherwise indicated, the stockholders identified in this table have sole voting and investment power with respect to the shares owned of record by them.

                                                                     NUMBER
      NAME AND ADDRESS OF BENEFICIAL OWNER                          OF SHARES         PERCENT (1)
      -------------------------------------                      -------------        -----------
      David A. Heap(2)..........................                    2,259,072             13.2%
        500 North Central Expressway
        Plano, Texas 75074
      Amvescap Plc (3)..........................                    1,816,529             10.6%
        11 Devonshire Square
        London, England  EC2M 4YR
      Robert Fleming Inc. (4)...................                    1,323,707              7.7%
        320 Park Avenue, 11th & 12th Floors
        New York, New York 10022
      T Rowe Price Associates, Inc. (5).........                    1,000,100              5.8%
        100 East Pratt Street
        Baltimore, MD  21202
      Mark C. Layton (6)........................                      325,226              1.9%
      Christopher Yates (7).....................                       83,647                *
      Harvey H. Achatz (8)......................                       63,109                *
      James R. Powell (9).......................                       29,150                *
      Steven Graham (10)........................                       33,000                *
      Thomas J. Madden (11).....................                       82,757                *
      James F. Reilly...........................                        6,765                *
      Timothy M. Murray (12)....................                       82,605                *
      Peter P.J. Vikanis (13)...................                        8,551                *
      Suzanne Garrett (14)......................                       24,305                *
      Peter D. Wharf (15).......................                       37,541                *
      John D. Kearney (16)......................                          --                --
      All directors and executive officers
        as a group (13 persons) (17)............                    3,035,728             17.7%

-------------
* Represents less than 1%

(1) This table is based on 17,166,814 shares of Common Stock outstanding on June 11, 1999.

(2) Includes outstanding options to purchase 151,443 shares of Common Stock, which are fully vested and exercisable. Does not include 1,800 shares held by Mr. Heap's spouse as custodian for minor children as to which beneficial ownership is disclaimed, and options to purchase 112,027 shares of Common Stock which are not vested or exercisable. Of the shares owned of record by Mr. Heap, 2,068,491 are pledged to a financial institution to secure indebtedness owing by Mr. Heap to such institution.

(3) Based upon a Schedule 13G/A dated March 10, 1999 filed by Amvescap Plc, as parent holding company of Avz, Inc., AIM Management Group, Inc., Amvescap Group Services Inc., Invesco, Inc., and Invesco North American Holdings Inc., reporting beneficial ownership and shared voting and dispositive power as of December 31, 1998.

(4) Based upon a Schedule 13G/A dated February 10, 1999 filed by Robert Fleming Inc. reporting beneficial ownership and shared voting and dispositive power as of December 31, 1998.

(5) Based upon a Schedule 13-G dated February 12, 1999, these shares are owned as of December 31, 1998, by various individual and institutional investors, including T. Rowe Price New Horizons Fund, which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6) Includes outstanding options to purchase 109,052 shares of Common Stock, which are fully vested and exercisable. Does not include outstanding options to purchase 473,498 shares of Common Stock, which are not vested or exercisable.

(7) Includes outstanding options to purchase 82,647 shares of Common Stock, which are fully vested and exercisable. Does not include outstanding options to purchase 264,397 shares of Common Stock, which are not vested or exercisable.

(8) Includes outstanding options to purchase 7,331 shares of Common Stock, which are fully vested and exercisable. Does not include outstanding options to purchase 12,533 shares of Common Stock, which are not vested or exercisable.

(9) Includes outstanding options to purchase 29,150 shares of Common Stock, which are fully vested and exercisable. Does not include outstanding options to purchase 220,683 shares of Common Stock, which are not vested or exercisable.

(10) Includes outstanding options to purchase 30,000 shares of Common Stock, which are fully vested and exercisable. Does not include outstanding options to purchase 216,302 shares of Common Stock, which are not vested or exercisable.

(11) Includes outstanding options to purchase 59,581 shares of Common Stock, which are fully vested and exercisable. Does not include outstanding options to purchase 216,155 shares of Common Stock, which are not vested or exercisable.

(12) Includes outstanding options to purchase 2,240 shares of Common Stock, which are fully vested and exercisable. Does not include outstanding options to purchase 5,238 shares of Common Stock, which are not vested or exercisable.

(13) Includes outstanding options to purchase 2,240 shares of Common Stock, which are fully vested and exercisable. Does not include outstanding options to purchase 5,238 shares of Common Stock, which are not vested or exercisable.

(14) Includes outstanding options to purchase 24,305 shares of Common Stock, which are fully vested and exercisable. Does not include outstanding options to purchase 128,153 shares of Common Stock, which are not vested or exercisable.

(15) Includes outstanding options to purchase 37,341 shares of Common Stock, which are fully vested and exercisable. Does not include outstanding options to purchase 205,636 shares of Common Stock, which are not vested or exercisable.

(16) Does not include outstanding options to purchase 40,000 shares of common stock which are not vested or exerciseable.

(17) Includes outstanding options to purchase 535,330 shares of Common Stock, which are fully vested and exercisable. Does not include outstanding options to purchase 1,899,860 shares of Common Stock which are not vested or exercisable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During fiscal year 1999, the Company had loans outstanding in varying amounts to Messrs. Layton and Powell in order to provide such persons with the funds necessary to satisfy various personal obligations and for other purposes. The largest amount owing by such persons during fiscal year 1999 was $485,476 and $198,881, respectively. As of March 31, 1999, Messrs. Layton and Powell were indebted to the Company in the amounts of $485,476 and $198,881, respectively. The indebtedness owing by Messrs. Layton and Powell accrues interest at the rate charged to the Company for working capital borrowings. Messrs. Layton's and Powell's indebtedness is due and payable in one installment on April 1, 2001 and March 31, 2000, respectively.

         During fiscal year 1999, Warburg Dillon Read LLC, an investment banking firm of which Mr. Reilly is a Managing Director, performed financial advisory and investment banking services for the Company, and the Company presently expects that such firm may continue to provide such services in the current fiscal year.

                                PERFORMANCE GRAPH

         The following line graph displays the cumulative total return to stockholders of the Company's Common Stock from January 27, 1995 (the commencement of trading of the Company's Common Stock) to March 31, 1999, compared to the cumulative total return for the Total Return Index for The Nasdaq Stock Market (US), a broad market index, and to the Nasdaq Non-Financial Stocks Index, an index of non-financial companies found within a range of Standard Industrial Classification code numbers, which includes the Company.

         The graph assumes a $100 investment in the Company's Common Stock on January 27, 1995 at the initial offering price of $7.50 per share (as adjusted for a 2 for 1 stock split effective March 2, 1998). The graph also assumes investments in the Nasdaq Total Return (US) Index and the Nasdaq Non-Financial Stocks Index of $96.98 and $98.79 respectively on March 31, 1994. The value of these investments would have increased to $100 on January 27, 1995.

         Although the Common Stock has only been publicly-held since January 1995, the graph shows the performance of the Nasdaq Total Return (US) Index and the Nasdaq Non-Financial Stocks Index for the past five years. This information is being provided as the Company believes that it enhances the reader's understanding of the performance of the Common Stock. Depicting the two Nasdaq indexes only for the period that the Common Stock has been publicly-held would deprive the reader of the historical perspective of the indexes.


                              [PERFORMANCE GRAPH]


                             3/31/94    1/27/95    3/31/95    3/31/96    3/31/97    3/31/98    3/31/99
                             -------    -------    -------    -------    -------    -------    -------
Daisytek                          --     100.00     144.17     220.00     208.33     325.00     221.67
Nasdaq U.S. (a)                96.98     100.00     107.88     146.47     162.80     247.09     332.02
Nasdaq Non-Financial (a)       98.79     100.00     108.25     146.07     157.63     236.95     328.41

(a) Prepared by the Center for Research in Security Prices.

                                     ITEM 2
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Company has appointed Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending March 31, 2000. Arthur Andersen LLP has audited the Company's financial statements since 1988. Ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. In the event shareholders do not ratify the appointment of Arthur Andersen LLP as the Company's independent auditors, such appointment will be reconsidered by the Audit Committee and the Board of Directors. Representatives of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

         The Board of Directors of the Company recommends a vote FOR ratification of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending March 31, 2000.

                               GENERAL INFORMATION

VOTING PROCEDURES

         All matters specified in this Proxy Statement that are to be voted on at the Annual Meeting will be by written ballot. One or more inspectors of election will be appointed, among other things, to determine the number of shares outstanding and the voting power of each, the shares represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes or ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the result.

SOLICITATION COSTS

         The Company will pay the cost of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Board of Directors. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors' recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview or telephone. Arrangements have also been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of Common Stock, and the Company will reimburse such persons for reasonable out-of-pocket expenses incurred in connection therewith.

STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

         A stockholder desiring to submit an otherwise eligible proposal for inclusion in the Company's proxy statement for the 2000 annual meeting of stockholders of the Company must deliver the proposal so that it is received by the Company no later than March 2, 2000. The Company requests that all such proposals be addressed to the Company's Secretary at the

Company's principal executive offices, 500 North Central Expressway, Plano, Texas 75074, and mailed by certified mail, return-receipt requested.

COMPLIANCE WITH CERTAIN REPORTING OBLIGATIONS

         Section 16(a) of the Exchange Act requires the Company's executive officers, directors and controlling stockholders to file initial reports of ownership and reports of changes of ownership of the Company's Common Stock with the Securities and Exchange Commission and the Company. To the Company's knowledge, all reports required to be so filed were filed in accordance with the provisions of said Section 16(a).

FINANCIAL AND OTHER INFORMATION

         The Company's Annual Report on Form 10-K for the year ended March 31, 1999 is being sent to stockholders of record as of the Record Date together with this Proxy Statement. The Annual Report is not a part of the proxy solicitation materials.

                                  OTHER MATTERS

         The Board of Directors knows of no matters other than those described in this Proxy Statement which are likely to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, or any adjournment thereof, the persons named in the accompanying form of proxy intend to vote the proxies in accordance with their best judgment.


                                        By Order of the Board of Directors,

                                        /s/ HARVEY H. ACHATZ

                                        Harvey H. Achatz
                                        Secretary


Plano, Texas
July 14, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                       DAISYTEK INTERNATIONAL CORPORATION

         The undersigned hereby appoints David A. Heap, Mark C. Layton, and Harvey H. Achatz as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Daisytek International Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held August 20, 1999 or any adjournment thereof.



       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

                                                      Please mark
                                                      your votes as
                                                      indicated in
                                                      this example   [ X ]




THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR ITEMS 1 AND 2.

1. ELECTION OF DIRECTORS              WITHHELD
                               FOR     FOR ALL
                               [ ]       [ ]

   Nominees:

   Mark C. Layton
   Timothy M. Murray

WITHHELD FOR: (Write that nominee's
name in the space provided below).

-----------------------------------

ITEM 2 - APPOINTMENT OF INDEPENDENT ACCOUNTANTS.   FOR    AGAINST    ABSTAIN
                                                   [ ]      [ ]        [ ]





Signature                                         Signature                                         Date
         --------------------------------------            --------------------------------------       ----------

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.